As filed with the Securities and Exchange Commission on December 23, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FOXO Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1050265
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

729 N. Washington Ave., Suite 600

Minneapolis, MN 55401

(Address of Principal Executive Offices)

FOXO TECHNOLOGIES INC. 2022 EQUITY INCENTIVE PLAN

FOXO TECHNOLOGIES INC. 2022 EQUITY INCENTIVE

(Full title of the plan)

Tyler Danielson

Interim Chief Executive Officer

729 N. Washington Ave., Suite 600

Minneapolis, MN 55401

(Name and address of agent for service)

(612) 562-9447

(Telephone number, including area code, of agent for service)

Copies to:

Tyler Danielson Interim Chief Executive Officer 729 N. Washington Ave., Suite 600 Minneapolis, MN 55401 Telephone: (612) 562-9447	Nimish Patel, Esq. Blake Baron, Esq. Mitchell Silberberg & Knupp LLP 437 Madison Ave., 25th Floor New York, New York 10022 Telephone: (917) 546-7709

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by FOXO Technologies Inc. or its predecessor, Delwinds Insurance Acquisition Corp. (as applicable, the “Registrant”) with the United States Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(1)	The Registrant’s Final Prospectus filed with the Commission on August 30, 2022 pursuant to Rule 424(b) promulgated under the Securities Act, as a part of the Registration Statement on Form S-4 (File No. 333-264216) under the Securities Act, initially filed with the Commission on April 8, 2022;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter September 30, 2022, filed with the Commission on November 21, 2022, respectively;

(3)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 25, 2022, March 2, 2022, April 28, 2022, June 7, 2022, July 6, 2022, August 12, 2022, September 12, 2022, September 15, 2022, September 16, 2022, September 21, 2022, September 26, 2022, and November 15, 2022 respectively;

(4)	The description of the Registrant’s Class A Common Stock contained its Registration Statement on the Registrant’s Final Prospectus filed with the Commission on August 30, 2022 pursuant to Rule 424(b) promulgated under the Securities Act, as part of the Registration Statement on Form S-4 (File No. 333-264216), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or Securities Act.

Our Certificate of Incorporation contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. The Certificate of Incorporation and Bylaws also provide us with discretion to indemnify officers and employees when determined appropriate by the Board of Directors.

We entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide that we indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our Certificate of Incorporation and our Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation of FOXO Technologies Inc. (incorporated by reference to Exhibit 3.1 to FOXO Technologies Inc.’s Current Report on Form 8-K (File No. 001-39783), filed with the SEC on September 21, 2022).

3.2	Bylaws of FOXO Technologies Inc. (incorporated by reference to Exhibit 3.2 to FOXO Technologies Inc.’s Current Report on Form 8-K (File No. 001-39783), filed with the SEC on September 21, 2022).

5.1*	Opinion of Mitchell Silberberg & Knupp LLP.

23.1*	Consent of Mitchell Silberberg & Knupp LLP (included as part of Exhibit 5.1 hereto).

23.2*	Consent of KPMG LLP, independent registered public accounting firm of FOXO Technologies Inc. (now known as FOXO Technologies Operating Company).

23.3*	Consent of UHY LLP, independent registered accounting firm of FOXO Technologies Inc. (now known as FOXO Technologies Operating Company).

99.1*	FOXO Technologies Inc. 2022 Equity Incentive Plan

99.2	FOXO Technologies Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to FOXO Technologies Inc.’s Current Report on Form 8-K (File No. 001-39783), filed with the SEC on September 21, 2022).

107*	Calculation of Registration Fee

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 23, 2022.

FOXO TECHNOLOGIES INC.

By	/s/ Tyler Danielson
Name:	Tyler Danielson
Title:	Interim Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Tyler Danielson and Robby Potashnick as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tyler Danielson Tyler Danielson	Interim Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2022

/s/ Robby Potashnick Robby Potashnick	Chief Financial Officer (Principal Accounting Officer)	December 23, 2022

/s/ Andrew J. Poole Andrew J. Poole	Director	December 23, 2022

/s/ Bret Barnes Bret Barnes	Director	December 23, 2022

/s/ Murdoc Khaleghi Murdoc Khaleghi	Director	December 23, 2022

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